Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 713-381-6500

Enterprise Announces Results for First Quarter 2010;
Reports Record Distributable Cash Flow

Houston, Texas (Tuesday, April 27, 2010) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three months ended March 31, 2010.  Results for 2009 have been recast to reflect the merger of TEPPCO Partners, L.P. with Enterprise as a reorganization of entities under common control in a manner similar to a pooling of interests.  The TEPPCO Merger was completed on October 26, 2009.

Highlights:

•
For the first quarter of 2010, Enterprise reported gross operating margin of $795 million.  Net income attributable to Enterprise for the first quarter of 2010 was $378 million, or $0.50 per unit on a fully diluted basis;

		1st Quarter
	$Millions, except per unit	2010	2009	% Change
	Gross operating margin	$795	$714	11.3%
	Operating income	$551	$483	14.1%
	Adjusted EBITDA	$783	$698	12.2%
	Net income	$394	$316	24.7%
	Net income attributable to
	noncontrolling interests (1)	$(16)	$(90)	-82.3%
	Net income attributable to Enterprise	$378	$225	68.0%
	Earnings per unit	$0.50	$0.41	22.0%
	Distributable Cash Flow	$580	$343	69.1%

(1)	Net income attributable to noncontrolling interests for the first quarter of 2009 includes $78 million attributable to the former owners of TEPPCO.

•
Enterprise increased its cash distribution rate with respect to the first quarter of 2010 to $0.5675 per unit, or $2.27 per unit on an annualized basis, which represents a 5.6 percent increase from the distribution rate paid with respect to the first quarter of 2009.  This is the 23rd consecutive quarterly increase and the 32nd increase since the partnership’s initial public offering (“IPO”) in 1998.  The distribution with respect to the first quarter of 2010 is payable on May 6, 2010;

•
Enterprise reported record distributable cash flow of $580 million for the first quarter of 2010, which provided 1.4 times coverage of the $0.5675 per unit cash distribution declared for limited partners.  Enterprise retained approximately $156 million of distributable cash flow for the first quarter of 2010;

•
Enterprise’s natural gas liquid (“NGL”), crude oil, refined products and petrochemical pipeline volumes for the first quarter of 2010 were 4.1 million barrels per day while total natural gas pipeline volumes were a record 12.1 trillion British thermal units per day (“TBtud”).  Growth in

NGL, crude oil, refined products and petrochemical pipeline volumes was primarily attributable to the partnership’s offshore and onshore crude oil pipelines, South Louisiana NGL pipelines and the Seminole NGL pipeline.  NGL fractionation volumes for the first quarter of 2010 were 473 thousand barrels per day (“MBPD”).  Equity NGL production for the first quarter of 2010 was a record 122 MBPD;

•	Enterprise made $354 million of capital investments during the first quarter of 2010, including $33 million of sustaining capital expenditures;

•
After giving effect to $485 million of net proceeds from an offering of 13.8 million common units which closed on April 16, 2010, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $2.4 billion; and

•
Affiliates of Enterprise Products Company (formerly known as EPCO, Inc.), a private company controlled by the Dan L. Duncan family and the largest unitholder of Enterprise Products Partners, have expressed their willingness to consider investing up to $150 million for the remainder of 2010 to purchase additional partnership units from Enterprise Products Partners.  This includes their commitment to reinvest $50 million through Enterprise Products Partners’ distribution reinvestment plan for the distribution to be paid on May 6, 2010 to purchase additional common units.

Review and Comment on First Quarter 2010 Results

Net income attributable to Enterprise for the first quarter of 2010 was $378 million, or $0.50 per unit on a fully diluted basis, versus $225 million, or $0.41 per unit on a fully diluted basis, for the first quarter of 2009.  Net income attributable to Enterprise for the first quarter of 2009 does not include $78 million for net income attributable to the former owners of TEPPCO.  Our consolidated financial results for periods prior to the TEPPCO Merger reflect the combined results of Enterprise and TEPPCO.  However, there was no change in net income attributable to Enterprise and earnings per unit for periods prior to completion of the TEPPCO Merger since net income attributable to TEPPCO was allocated to noncontrolling interests.

On April 13, 2010, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the first quarter of 2010 to $0.5675 per unit, representing a 5.6 percent increase over the $0.5375 per unit rate that was paid with respect to the first quarter of 2009.  Enterprise generated record distributable cash flow of $580 million during the first quarter of 2010 compared to $343 million for the first quarter of 2009.  Enterprise’s distributable cash flow for the first quarter of 2010 provided 1.4 times coverage of the cash distributions to be paid to limited partners on May 6, 2010.  The partnership retained approximately $156 million of distributable cash flow in the first quarter of 2010, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  Since the partnership’s IPO in 1998, Enterprise has generated over $8.3 billion of distributable cash flow, of which it has retained over $1.3 billion.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“Enterprise reported strong operating and financial results for the first quarter of 2010,” said Michael A. Creel, president and chief executive officer of Enterprise.  “During the first quarter of 2010, NGL, crude oil, refined products and petrochemical pipeline volumes averaged more than 4 million barrels per day, while NGL fractionation volumes were a near record 473,000 barrels per day, equity NGL production was a record 122,000 barrels per day and propylene fractionation volumes were a record 80,000 barrels per day.  Our natural gas pipeline systems reported record volumes of 12.1 trillion Btus per day.  Driven by strong volumes and performance by the NGL, petrochemical services and offshore businesses, Enterprise posted an 11 percent increase in gross operating margin to $795 million and earned record distributable cash flow of $580 million in the first quarter of 2010.”

“Growth in gross operating margin was supported by a modest improvement in United States and global economic activity; strong demand for NGLs and propylene by the petrochemical industry; natural gas and NGL production growth in the Rockies; and the rebound of crude oil, natural gas and NGL production from the Gulf of

Mexico,” stated Creel.  “With our strong financial position at March 31, 2010, the proceeds from our April equity offering and our retention of $156 million of distributable cash flow with respect to the first quarter of 2010, we have liquidity of approximately $2.4 billion available to fund our $1.2 billion acquisition of midstream assets from M2 Midstream LLC in the Haynesville Shale area and construction of organic growth projects in 2010.  The acquisition from M2 Midstream is expected to close in early May and one of our largest organic growth projects, the Trinity River Basin Lateral natural gas pipeline serving the Barnett Shale region, is expected to be completed by the end of the second quarter of 2010,” concluded Creel.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the first quarter of 2010 increased to $8.5 billion from $4.9 billion in the same quarter of 2009 primarily attributable to an increase in sales volumes and energy prices.  Gross operating margin was $795 million for the first quarter of 2010 compared to $714 million for the first quarter of 2009.  Operating income was $551 million for the first quarter of 2010 versus $483 million for the same quarter of 2009.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of 2010 was $783 million compared to $698 million for the first quarter of 2009.

Review of Segment Performance for the First Quarter of 2010

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 25 percent to $437 million for the first quarter of 2010 compared to $351 million for the same quarter of 2009.

Enterprise’s natural gas processing business recorded a $65 million increase in gross operating margin to $260 million for the first quarter of 2010 from $195 million for the first quarter of 2009.  The partnership’s Rocky Mountain, Texas and Louisiana natural gas processing plants accounted for $43 million of this increase as a result of higher processing margins and an increase in equity NGL production in the Rockies.  NGL marketing activities contributed $20 million of the increase in gross operating margin for this business primarily due to higher sales volumes and recognition of earnings associated with forward sales transactions that were settled during the first quarter of 2010.

Equity NGL production (the NGLs that Enterprise earns as a result of providing processing services) for the first quarter of 2010 increased to a record 122 MBPD compared to 114 MBPD in the first quarter of 2009.  This increase in equity NGL production was due to an 18 MBPD increase in volumes from the partnership’s Rocky Mountain plants which more than offset decreases from the South Texas, San Juan and Permian plants.  Fee-based natural gas processing volumes were 2.7 billion cubic feet per day (“Bcfd”) for the first quarter of 2010 compared to 3.1 Bcfd for the first quarter of 2009 primarily reflecting a decrease in fee-based processing volumes at plants in South Texas and South Louisiana.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 19 percent to $150 million in the first quarter of 2010 from $126 million in the first quarter of 2009.  This $24 million increase in gross operating margin was primarily generated by the partnership’s Mont Belvieu storage facility, the Dixie pipeline, NGL import/export terminal on the Houston Ship Channel, the Mid-America and Seminole pipelines and the Rio Grande pipeline, which was acquired in the fourth quarter of 2009.  NGL transportation volumes for the first quarter of 2010 increased 6 percent, or 119 MBPD, to 2.2 million barrels per day.

Gross operating margin from Enterprise’s NGL fractionation business was $27 million for the first quarter of 2010 compared to $30 million reported for the same quarter of 2009.  Gross operating margin for this business was lower due to an operating gain that was recorded in the first quarter of last year.  NGL fractionation volumes for the first quarter of 2010 were 473 MBPD compared to 441 MBPD for the first quarter of 2009.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $130 million for the first quarter of 2010, a $32 million decrease from the $162 million reported for the first quarter of 2009.  Our natural gas marketing business reported a loss of $9 million for the first quarter of 2010 compared to the record profit of $34 million recorded for the first quarter of 2009.  This decrease was due to lower unit margins and higher transportation and storage expenses.  The delay in the completion of the Trinity River Basin Lateral pipeline is resulting in a loss of approximately $3 million per month for the marketing business due to charges being incurred for transportation capacity on a downstream pipeline in anticipation of natural gas volumes originating on the Trinity River Basin Lateral pipeline.

Partially offsetting this decline was the San Juan system which reported a $7 million increase in gross operating margin due to higher fees from gathering contracts indexed to regional natural gas prices and higher revenues from condensate sales.  Other notable assets in this segment that reported increases in gross operating margin for the first quarter of 2010 compared to the first quarter of 2009 were the Exxon central treating facility in the Piceance basin, Texas intrastate system, Piceance basin gathering system, Acadian Gas system, and the natural gas storage facilities.  Total onshore natural gas pipeline volumes increased to a record 10.7 TBtud in the first quarter of 2010 versus 10.3 TBtud in the same quarter of 2009.

Onshore Crude Oil Pipelines & Services – Gross operating margin for the first quarter of 2010 from the partnership’s Onshore Crude Oil Pipelines and Services segment was $27 million compared to $50 million for the first quarter of 2009.  This $23 million decrease was due to lower gross operating margin from crude oil marketing activities attributable to lower sales margins and volumes.  Crude oil transportation volumes were 672 MBPD for the first quarter of 2010 compared to 645 MBPD for the first quarter of 2009.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $81 million in the first quarter of 2010 compared to $61 million in the same quarter of 2009.  Gross operating margin for the first quarter of 2010 includes $9 million of proceeds from insurance claims associated with Hurricanes Rita and Ike.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $47 million for the first quarter of 2010 compared to $56 million for the first quarter of 2009.  Natural gas volumes on the Independence system decreased to 717 billion British thermal units per day (“BBtud”) for the first quarter of 2010 from 922 BBtud for the first quarter of 2009 due to lower production volumes as the result of depletion and downtime associated with the recompletion of the Mondo well, which was completed in March 2010.  Producers expect to recomplete one well and add a new well during the remainder of 2010.  We expect more new wells to be connected during 2011.  Total Offshore natural gas pipeline volumes were 1.4 TBtud for the first quarter of 2010 versus 1.5 TBtud for the first quarter of 2009.

Gross operating margin from Enterprise’s offshore crude oil pipeline business increased to $25 million for the first quarter of 2010 compared to $5 million for the first quarter of 2009.  The Shenzi pipeline, which commenced operations in April 2009, accounted for approximately $9 million of this increase.  All of the partnership’s offshore crude oil pipelines reported increases in gross operating margin and volumes.  Most of these pipelines were either in limited service or out of service during the first quarter of 2009 due to volume disruptions caused by the effects of Hurricanes Gustav and Ike.  Most of Enterprise’s offshore crude oil pipelines returned to normal operations during the third quarter of 2009.  Total offshore oil pipeline volumes were 354 MBPD in the first quarter of 2010 versus 126 MBPD in the same quarter of 2009.

Petrochemical & Refined Product Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 33 percent to $120 million in the first quarter of 2010 from $90 million in the first quarter of 2009.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $49 million for the first quarter of 2010 compared to $46 million in the first quarter of 2009.  The increase in gross operating margin for this business was primarily due to a decrease in expenses, higher average transportation fees and an increase in marketing activities which more than offset the effect of lower pipeline volumes.  Pipeline volumes for the refined products pipeline business were 682 MBPD for the first quarter of 2010 compared to 724 MPBD for the first quarter of 2009.

The partnership’s propylene business reported gross operating margin of $43 million for the first quarter of 2010 compared to $23 million for the first quarter of 2009.  This business benefitted from an 18 percent increase in propylene fractionation volumes to 80 MBPD and higher sales margins in the first quarter of 2010.  Petrochemical pipeline volumes were 112 MBPD during the first quarter of 2010 compared to 95 MBPD in the first quarter of 2009.

Enterprise’s butane isomerization business reported gross operating margin of $15 million for the first quarter of both 2010 and 2009.  An increase in revenues from sales of by-products at higher prices offset the impact of a 17 MBPD decrease in volume.  Isomerization volumes during the first quarter of 2010 were 73 MBPD compared to 90 MBPD in the first quarter of 2009.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $9 million for the first quarter of 2010 compared to $14 million for the first quarter of 2009.  The $5 million decrease in gross operating margin was primarily due to higher repair and maintenance expenses in the first quarter of 2010 which more than offset the benefit of the acquisition of 19 push boats and 28 barges in June 2009.

Gross operating margin for Enterprise’s octane enhancement business increased by $12 million from a loss of $8 million in the first quarter of 2009 to a profit of $4 million in the first quarter of 2010 due to higher margins from sales of methyl tertiary butyl ether, or MTBE, for export purposes only and revenues from sales of by-products.  Octane enhancement production was 11 MBPD for the first quarter of 2010 compared to 5 MBPD for the same quarter of 2009.

Capitalization

Total debt principal outstanding at March 31, 2010 was approximately $11.0 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity credit.  Enterprise’s consolidated debt at March 31, 2010 also included $457 million of debt of Duncan Energy Partners L.P. for which Enterprise does not have the payment obligation.  During the first quarter of 2010, Enterprise received total proceeds of $437 million from the issuance of approximately 13.8 million common units through a public offering in January and the partnership’s distribution reinvestment plan in February.  On April 16, 2010, Enterprise received net proceeds of approximately $485 million from the issuance of 13.8 million common units through a public offering (including the proportionate capital contribution from Enterprise’s general partner).  At March 31, 2010 after adjusting to give effect to the proceeds from the April 2010 common unit offering, Enterprise had liquidity of approximately $2.4 billion, which included availability under Enterprise’s credit facilities and unrestricted cash.

Total capital spending in the first quarter of 2010, net of contributions in aid of construction costs, was approximately $354 million, which includes $33 million of sustaining capital expenditures.

Interest expense for the first quarter of 2010 was $149 million on an average debt balance of $11.2 billion, compared to interest expense of $153 million in the first quarter of 2009, which had an average debt balance of $11.7 billion.  The decrease in interest expense was primarily due to a decrease in the average debt balance, which was partially offset by a $7 million decrease in the amount of capitalized interest attributable to capital projects under construction.

Conference Call to Discuss First Quarter 2010 Earnings

Today, Enterprise will host a conference call to discuss first quarter 2010 earnings.  The call will be broadcast live over the Internet at 9:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with

GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) non-cash consolidated asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate (if any); (8) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners L.P. (“DEP”), less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity in income from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include: 48,700 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:      Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                      Rick Rainey, Media Relations (713) 381-3635

###

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended March 31,
	2010	2009
Revenues	$8,544.5	$4,886.9
Costs and expenses:
Operating costs and expenses	7,971.9	4,376.6
General and administrative costs	37.6	34.9
Total costs and expenses	8,009.5	4,411.5
Equity in income of unconsolidated affiliates	16.0	7.4
Operating income	551.0	482.8
Other income (expense):
Interest expense	(148.6)	(152.5)
Other, net	0.1	1.2
Total other expense	(148.5)	(151.3)
Income before provision for income taxes	402.5	331.5
Provision for income taxes	(8.7)	(16.0)
Net income	393.8	315.5
Net income attributable to noncontrolling interests	(16.0)	(90.2)
Net income attributable to Enterprise Products Partners L.P.	$377.8	$225.3

Net income allocated to:
Limited partners	$317.4	$186.3
General partner	$60.4	$39.0
Per unit data (fully diluted):
Earnings per unit	$0.50	$0.41
Average LP units outstanding (in millions)	623.0	452.7
Other financial data:
Net cash flows provided by operating activities	$686.9	$372.0
Cash used in investing activities	$370.5	$552.6
Cash provided by (used in) financing activities	$(236.6)	$171.6
Distributable cash flow	$580.4	$342.9
Adjusted EBITDA	$783.4	$698.4
Depreciation, amortization and accretion	$217.6	$199.1
Distributions received from unconsolidated affiliates	$30.2	$22.4
Total debt principal outstanding at end of period	$11,047.5	$11,814.2
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$344.2	$507.5
Cash used for business combinations, net of cash received	2.2	--
Acquisition of intangible assets	--	1.4
Investments in unconsolidated affiliates	7.7	7.1
Total capital spending	$354.1	$516.0

Enterprise Products Partners L.P.		Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended March 31,
	2010	2009
Gross operating margin by segment:
NGL Pipelines & Services	$437.3	$350.9
Onshore Natural Gas Pipelines & Services	130.3	161.9
Onshore Crude Oil Pipelines & Services	26.7	50.5
Offshore Pipelines & Services	81.1	61.3
Petrochemical & Refined Products Services	120.0	89.5
Total gross operating margin	795.4	714.1
Adjustments to reconcile non-GAAP gross operating margin to
GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(212.4)	(196.4)
Non-cash impairment charges	(1.5)	--
Operating lease expenses paid by EPCO	(0.2)	(0.2)
Gain from asset sales and related transactions	7.3	0.2
General and administrative costs	(37.6)	(34.9)
Operating income	$551.0	$482.8

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,240	2,121
NGL fractionation volumes (MBPD)	473	441
Equity NGL production (MBPD)	122	114
Fee-based natural gas processing (MMcf/d)	2,679	3,104
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	10,706	10,339
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	672	645
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,406	1,542
Crude oil transportation volumes (MBPD)	354	126
Platform natural gas processing (MMcf/d)	632	777
Platform crude oil processing (MBPD)	18	3
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	73	90
Propylene fractionation volumes (MBPD)	80	68
Octane additive production volumes (MBPD)	11	5
Transportation volumes, primarily refined products and petrochemicals (MBPD)	804	841
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,070	3,733
Natural gas transportation volumes (BBtus/d)	12,112	11,881
Equivalent transportation volumes (MBPD) (2)	7,257	6,860

(1)   Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently  purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended March 31,
	2010	2009 (1)
Reconciliation of "Distributable cash flow" to "Net income attributable to Enterprise Products Partners L.P." and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$377.8	$225.3
Adjustments to GAAP net income attributable to Enterprise Products Partners L.P. to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	217.6	154.1
Operating lease expenses paid by EPCO	0.2	0.2
Distributions received from unconsolidated affiliates	30.2	22.9
Equity in income of unconsolidated affiliates	(16.0)	(13.4)
Sustaining capital expenditures	(32.6)	(20.0)
Cash payments to settle asset retirement obligations	(2.0)	(0.1)
Gain from asset sales and related transactions	(7.5)	(0.2)
Proceeds from asset sales and related transactions	21.7	0.3
Changes in fair market value of derivative instruments	(7.8)	(12.0)
Amortization of net losses (gains) related to monetization of derivative instruments	1.4	(0.4)
Net income attributable to noncontrolling interest – DEP public unitholders	8.7	5.1
Distribution to be paid to DEP public unitholders with respect to period	(10.7)	(6.4)
Other miscellaneous adjustments to derive distributable cash flow	(0.6)	(12.5)
Distributable cash flow	580.4	342.9
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Amortization of net (losses) gains related to monetization of derivative instruments	(1.4)	0.4
Proceeds from asset sales and related transactions	(21.7)	(0.3)
Sustaining capital expenditures	32.6	20.0
Net income attributable to noncontrolling interests	16.0	12.0
Net income attributable to noncontrolling interest – DEP public unitholders	(8.7)	(5.1)
Distribution to be paid to DEP public unitholders with respect to period	10.7	6.4
Cash payments to settle asset retirement obligations	2.0	0.1
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	2.9	13.3
Net effect of changes in operating accounts	74.1	(171.6)
Net cash flows provided by operating activities	$686.9	$218.1

         (1)   Distributable cash flow for the three months ended March 31, 2009, is calculated based on and reconciled to historical results (pre-recast) of Enterprise Products Partners L.P. prior to the TEPPCO Merger.

Enterprise Products Partners L.P.		Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended March 31,
	2010	2009
Net income	$393.8	$315.5
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA::
Equity in income of unconsolidated affiliates	(16.0)	(7.4)
Distributions received from unconsolidated affiliates	30.2	22.4
Interest expense (including related amortization)	148.6	152.5
Provision for income taxes	8.7	16.0
Depreciation, amortization and accretion in costs and expenses	218.1	199.4
Adjusted EBITDA	783.4	698.4
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(148.6)	(152.5)
Provision for income taxes	(8.7)	(16.0)
Operating lease expenses paid by EPCO	0.2	0.2
Gain from asset sales and related transactions	(7.5)	(0.2)
Changes in fair market value of derivative instruments	(7.8)	(12.6)
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	1.8	0.5
Net effect of changes in operating accounts	74.1	(145.8)
Net cash flows provided by operating activities	$686.9	$372.0